Exhibit 10.25

GENERAL RELEASE AND SEPARATION AGREEMENT

This General Release (“Release”) is between Merchants Bank, a Vermont Chartered bank and Merchant Bancshares, Inc., a Delaware corporation (collectively referred to as “the Corporations”) and Thomas J. Meshako (“Executive”), this 7th day of January, 2016.

For good and valuable consideration, as set forth in this General Release and Separation Agreement (“the Agreement”) the parties agree as follows:

1.

General Release. Pursuant to paragraph no. 3 (e) of the Employment Agreement,  Executive resigns from his employment with the Corporations without good reason, effective one (1) day after the expiration of the revocation period described in paragraph no.14)  below, provided he does not revoke this Agreement (“Effective Date”). Executive, for himself, his heirs, executors and administrators, releases and forever discharges the Corporations, their affiliates, successors, assigns, subsidiaries, parent and related companies, and all of their officers, directors, employees, agents and attorneys (collectively referred to as the “Released Parties”) from any and all claims or causes of action whatsoever that Executive ever had or has now against the Released Parties, whether they are known now or unknown.

Executive understands and agrees that this document is a general release that releases all claims and causes of action against the Released Parties that Executive ever had or now has for acts or omissions up to the date of this Release including, but not limited to those relating to Executive’s recruitment, employment, and the termination of Executive’s employment with the Bank effective upon the expiration of the revocation period referenced below in paragraph no. 14, provided Executive does not revoke the Agreement. Executive also understands that once Executive signs this Release, Executive legally waives and releases any and all rights and claims Executive may have against the Released Parties (a) under the numerous state and federal laws and regulations, as amended, including, without limitation, the Age Discrimination in Employment Act (“ADEA”) and the Vermont Fair Employment Practices Act, and any other discrimination law, (b) under any local statute or ordinance, as well as (c) under any common law claim in tort or contract including but not limited to the Employment Agreement Executive entered into with the Corporations signed by Executive on April 16, 2015 which is hereby nullified by this Agreement.   Finally, Executive understands and agrees that, if Executive does file a claim released by this Agreement, or violates this agreement in any way, except as provided for in paragraph no. 2 below, the Corporations may be entitled to restitution, set-off or recoupment of some or all of the payments provided to Executive and shall be entitled to the reasonable attorney’s fees and disbursements incurred by the Corporations in enforcing this Agreement.

2.

Exclusions from General Release. Excluded from this release are any claims which cannot be waived by law, including, but not limited to, the right to file a charge with or participate in an investigation conducted by certain government agencies such as the Equal Employment Opportunity Commission or the Vermont Attorney General’s Office

concerning discrimination in employment.  However, Executive understands and agrees that Executive is waiving the right to any monetary recovery should any agency  (including, but not limited to, the Equal Employment Opportunity Commission) or third party pursue any claims on Executive’s behalf, and that the consideration paid for this Release provides Executive with full relief and Executive will not accept any additional relief.

3.

Severance.  After the expiration of the revocation period described below, provided Executive does not revoke the Agreement, Executive shall receive twenty-six (26) weeks of severance pay in accordance with the Corporation’s normal payroll practices less all payments made to Executive during the 21 day consideration period and 7 day revocation period described in paragraph 14 below (the “severance period”). During the twenty-six (26) week severance period, Executive shall continue to receive the group health insurance benefits on the same terms as he received them immediately prior to his resignation and no other benefits. The gross Severance Amount payable under this agreement is $110,000.00, less withholdings.

4.

Non-Disparagement. Executive agrees that he will not do or say, whether orally, in writing or in any other medium, anything inimical, derogatory or disparaging to the interests of the Corporations from this time forward.  This provision is a material, bargained for element of this Agreement and the Release; therefore, if the Executive violates the obligations set forth in this paragraph at any time, in addition to any liability otherwise imposed by a court of competent jurisdiction, the Bank has stop payment of any unpaid portion of the Severance Amount and the right to recover upon demand any amounts paid to Executive pursuant to this Agreement, plus attorney’s fees and the costs of litigation incurred by the Corporations.

Executive further agrees that should he violate the non-disparagement provisions of paragraph 4 or the confidentiality provisions of paragraph 5 of this Agreement, that the Corporations will suffer damages that cannot be quantified and stipulates and agrees that the Corporations shall suffer irreparable harm for which the Corporations have no adequate remedy. Should a court of competent jurisdiction find that Executive has violated the paragraphs referenced above, Executive stipulates and agrees to pay the Corporations twenty-five thousand dollars ($25,000.00) in liquidated damages in addition to other legal and equitable damages that a court may award to the Corporations.

5.	Confidentiality.
A.

As used in this Agreement, “Confidential Information” means information belonging to the Corporations which is of value to the Corporations in the course of conducting their business and disclosure of which could result in a competitive or other disadvantage to the Corporations. Confidential Information includes without limitation, financial information, reports and forecasts; inventions, improvements and other intellectual property; trade secrets; know how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Corporations. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Corporations, as well as other information to which the Executive may have had access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Corporations have a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to a breach of the Executive’s duties hereunder.

B.	Executive agrees to keep all in confidence and trust all Confidential Information, and will not use or disclose any such Confidential Information without written consent of the Corporations.
C.

All documents, records, data, apparatus, equipment or other physical property which are furnished to the Executive by the Corporations or are produced by the Executive in connection with the Executive’s employment with the Corporations, whether Confidential or not, remains the sole property of the Corporations. Executive shall immediately return all such property to the Corporations and shall not retain any such material or property or any copies of any kind.

6.	No-Solicitation.
A.

For a period of twenty-six (26) weeks following the Effective Date, Executive shall not directly or indirectly, either through his own efforts or the efforts by others with whom he is associated,   solicit, divert, attempt to divert, take away, attempt to take away, induce or negotiate with any entity or person which is an employee, or was at any time during Executive’s term of employment with the Corporations, a client, customer or account of the Corporations

B.

Executive agrees that should he violate paragraph no. 6 (A)  above, the Corporations shall be entitled to ask a court of appropriate jurisdiction to issue an immediate restraining order and injunction to prevent, or end such violation without the Corporations having to prove any actual damages. If the Corporations prove that Executive has violated any covenant in paragraphs nos. 6 (A), the court is authorized to order Executive to pay all litigations costs and expenses and the Corporations’ reasonable attorney’s fees necessarily incurred in the litigation, in addition to any other remedies to which the Corporations may be entitled in law or equity.

7.	Waiver of Re-Employment. Executive hereby agrees to waive any right to apply for employment or seek re-employment or reinstatement with the Corporations or subsidiaries.

8.

Mutually Agreed Upon Reference. Should Executive seek a reference for a potential employer he shall direct such a request to Mr. Geoffrey Hesslink, Chief Executive Officer who hereby has agreed to provide a written or verbal reference for the Executive.

9.

Surviving Terms. The parties agree further that if any provision of this Agreement is held to be invalid or unenforceable to any extent, the remainder of this Release shall not be affected, and shall be enforced to the greatest extent permitted by law.

10.

No Admission of Liability or Wrongdoing.  Executive  agrees that neither this Agreement nor the payment of the consideration for this Release shall be considered or construed for any purpose as an admission by the Corporations of any liability or unlawful conduct of any kind and that any such liability is expressly denied.

11.

Governing Law. Executive agrees that this Agreement shall be interpreted and governed according to the laws of the State of Vermont and to the extent federal law applies by federal law as interpreted by the United States Court of Appeals for the Second Circuit.  Executive understands that this Agreement and the Release cannot be modified, altered, or changed except upon the written consent of the Executive and the Bank.  Executive also understand that this Agreement is the entire agreement between Executive and the Corporations and supersedes all prior understandings, offers and agreements between Executive and the Corporations relating his employment with the Corporations or the separation of that employment.

12.	Venue. The parties agree that the appropriate venue for any legal action brought in connection with this Agreement shall be the Vermont Superior Court, Chittenden County Unit, Burlington, Vermont.

13.	Canons of Construction. The parties agree that any canon of construction construing the terms of the Agreement or the Employment Agreement against the drafter shall not apply.

14.

Consideration & Revocation Periods.  Executive states and represents that Executive has had a reasonable amount of time to consider this Agreement, that Executive has carefully read this Release, has up to twenty-one (21) days to consider its terms, has had the opportunity to consult with his own attorney at his own expense and knows the contents of it, freely and voluntarily assents to all of its terms and conditions, understands the final and binding effect of this Release, and signs it as Executive’s own free act with the full intent of releasing the Released Parties from all claims. Executive understands that Executive may revoke this General Release and Separation Agreement at any time within seven (7) days of signing the document. Any revocation must be submitted in writing either in person during normal business hours at 275 Kennedy Drive, South Burlington, Vermont or by electronic mail to Jacquie Dragon (e-mail JDragon@mbvt.com).  Such revocation must state “I revoke our agreement.”  This agreement will go into full force and effect upon the expiration of the revocation period so long as Executive has not revoked it within that time. Should Executive revoke this Agreement he shall lose all of the compensation and benefits provided for herein.

/s/ Thomas J. Meshako
Thomas J. Meshako

STATE OF VERMONT

COUNTY OF Franklin, SS.

On this  7th day of January 2016,  Thomas J. Meshako personally appeared, and he acknowledged the foregoing instrument to be his free act and deed, without duress or coercion, and that he executed it for the purposes therein contained.

Before me,

illegible
Notary Public
My Commission Expires: 2/10/19

MERCHANTS BANK
By:	/s/ Jacquie Dragon
Its:	SVP Director of HR

MERCHANTS BANCSHARES, INC.
By:	/s/ Jacquie Dragon
Its:	SVP Director of HR